UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: July 26, 2004
                        (Date of earliest event reported)


                          NATHANIEL ENERGY CORPORATION
               (Exact Name of Registrant as Specified in Charter)



     Delaware                   000-27783                      84-1572525
     --------                   ---------                      ----------
(State or Other Jurisdiction  (Commission File No.) (IRS Employer Identification
      Incorporation)                                      Number)


               8001 S. InterPort Blvd., Englewood, Colorado 80112
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (303) 690-8300



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     Item 5. Other Events and Required FD Disclosure.

     On July 26, 2004 Nathaniel Energy Corporation issued a press release announcing that it had entered into a new $3,000,000 contract relating to the supply of two 1800 BHP Thermal Combustors(TM) for a Refuse Derived Fuel project in Cologna Veneta, Italy, and that it had rescinded its notice of termination of a Gasifier Supply and Start-Up Agreement with L & R Energy Company, LLC, which is related to the project (Nathaniel Energy had previously announced the termination of this agreement on July 2, 2004). The press release is attached hereto as Exhibit 99.1.

     On August 2, 2004 Nathaniel Energy issued a press release announcing the successful start-up of one Thermal CombustorTM at the Cologna Veneta Italy project. Under the terms of the new agreement, Nathaniel Energy placed the Thermal CombustorTM in service with natural gas that produced at least one kilowatt of electricity by July 29, 2004. The press release is attached hereto as Exhibit 99.2.

     Under the terms of the new agreement, Nathaniel Energy is required to have two Thermal Combustors operating on refuse derived fuel and producing 57,600,000 BTU per hour, capable of producing 19,240 Kilograms of steam per hour, by September 30, 2004.

     Nathaniel Energy's obligation to perform its obligations under the new agreement are subject to other parties involved in the project fulfilling their respective obligations which need to be completed before Nathaniel Energy can perform certain aspects of its obligations. We cannot assure that the other parties involved will perform their obligations on a timely basis or at all, or that if they do perform, that we will be able to meet our obligations to timely perform under the new agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)     Exhibits

        99.1 Press Release, dated July 26, 2004, issued by Nathaniel Energy Corporation.
        99.2 Press Release dated August 2, 2004.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               NATHANIEL ENERGY CORPORATION


Dated:  August 4, 2004        By: /s/ George A. Cretecos
                                  -------------------------------------------
                                  George A. Cretecos, Chief Operating Officer